Exhibit 8.1

[LETTERHEAD OF LOCKE LIDDELL & SAPP LLP]

September 8, 2006

Alesco Financial Trust

Cira Center

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Sunset Financial Resources, Inc.

10245 Centurion Parkway North

Suite 305

Jacksonville, Florida 32259

Re:	REIT Status of Sunset Financial Resources, Inc.

Ladies and Gentlemen:

We have acted as counsel to Sunset Financial Resources, Inc., a Maryland corporation (the “Company”), in connection with the merger (the “Merger”) of Alesco Financial Trust, a Maryland real estate investment trust (“Alesco”), with and into Jaguar Acquisition Inc., a Maryland corporation and wholly-owned subsidiary of the Company (“MergerCo”), pursuant to that certain Agreement and Plan of Merger by and among the Company, Alesco and MergerCo dated April 27, 2006, as amended (the “Merger Agreement”). In connection therewith, you have requested our opinion regarding the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise indicated, terms used in this letter have the meanings given to them in the Merger Agreement.

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions expressed herein, we have examined the following items:

1.	the organizational documents of the Company;

2.	the certificates of officers of the Company, Alesco and Cohen Brothers Management, LLC (“Cohen Brothers”) dated as of the date hereof (the “Officers’ Certificates”);

3.	the Merger Agreement; and

4.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company at all times and will operate in accordance with the terms of such documents.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Officers’ Certificates and that each representation contained in such Officers’ Certificates to the best of the Company’s knowledge, Alesco’s knowledge or Cohen Brothers’ knowledge, as appropriate, is accurate and complete without regard to such qualification as to knowledge and (ii) no action will be taken following the Merger that is inconsistent with the Company’s qualification as a REIT.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that (1) for all taxable periods commencing with the Company’s formation and ending with the taxable year ended December 31, 2005, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (2) the Company’s form of organization and current and intended method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Moreover, the Company’s qualification as a REIT with respect to its current taxable year depends upon the ability of the Company to meet for such taxable year, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company’s compliance with these requirements. Accordingly, no assurance can be given that the actual results of the Company’s operations for such taxable year have satisfied the tests necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or Officer’s Certificates.

The opinions set forth in this letter are: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Company for the benefit of the addressees and investors in connection with the Merger and may not be relied upon by any person or entity or for any other purpose without our express written permission.

This opinion letter has been prepared for use in connection with the filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission as of the date hereof. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Locke Liddell & Sapp LLP under the captions “Legal Matters” and “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, LOCKE LIDDELL & SAPP LLP

By:	/s/ Donald A. Hammett, Jr.
Donald A. Hammett, Jr., Partner

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